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                                                                     EXHIBIT 5.2

(AUTOCAM CORPORATION LOGO)

                                                             Autocam Corporation
                                                             Global Headquarters
                                                               4436 Broadmoor SE
                                                          Kentwood, MI 49512 USA

                                                               tel: 616 698 0707
                                                         toll free: 800 747 6978
                                                               fax: 616 698 6876

April 25, 2006

Autocam Corporation
4436 Broadmoor Avenue Southeast
Kentwood, Michigan 49512

Ladies and Gentlemen:

          I am the General Counsel of Autocam Corporation, a Michigan corporation (the "Company"). I am rendering this opinion in connection with the Company's registration of $140,000,000 in aggregate principal amount of its 10.875% Senior Subordinated Notes due 2014 (the "Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), and which may be offered and sold from time to time by certain affiliates of the Company in market-making transactions, pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 25, 2006 (the "Registration Statement"). The guarantors of the Notes that are incorporated in Michigan are listed on Schedule A hereto (the "Michigan Guarantors"). Pursuant to the Indenture (as defined below) the Notes are unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture. All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

          In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company and the Michigan Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and the Guarantors and others, as I have deemed necessary or appropriate for the purposes of this opinion. I have examined, among other documents, the following:

          (a) the Indenture dated June 10, 2004, as supplemented by the supplemental indenture dated as of June 21, 2004 (the "Indenture"), among the Company, the Guarantors and J.P. Morgan Trust Company, National Association, as trustee (the "Trustee");

          (b)  the Notes; and

          (c)  the Notation of Guarantee.

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          The documents referred to in items (a) through (c) above are collectively referred to as the "Documents."

          In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original or certified documents and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

          To the extent it may be relevant to the opinions expressed herein, I have assumed (i) that the Notes have been duly authenticated and delivered by the Trustee, (ii) that all of the parties to the Documents (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and
(c) consummate the transactions contemplated thereby, (iii) that the Documents have been duly authorized, executed and delivered by all of the parties thereto (other than the Company) and constitute valid and binding obligations of all the parties thereto (other than the Company) enforceable against such parties in accordance with their respective terms, and (iv) that all of the parties to the Documents will comply with all laws applicable thereto.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

          1. The Notes have been duly authorized, executed and delivered by the Company.

          2. The guarantees by the Michigan Guarantors in the Indenture with respect to the Notes have been duly authorized, executed and delivered by the Michigan Guarantors.

          The opinions set forth above are subject to the following qualifications:

          The opinions expressed herein are limited to the laws of the State of Michigan as currently in effect, together with applicable provisions of the Constitution of Michigan and relevant decisional law. The opinions expressed herein are given as of the date hereof, and I undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if I become aware of any facts that might change the opinions expressed herein or for any other reason.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

          The opinions expressed herein are solely for your benefit in connection with the transaction covered in the first paragraph of this letter and may not be relied upon in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without my prior written consent.

                                        Very truly yours,


                                        /s/ Stuart F. Cheney
                                        ----------------------------------------
                                        Stuart F. Cheney

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                                   SCHEDULE A

                                Autocam-Pax, Inc.
                          Autocam South Carolina, Inc.
                            Autocam Greenville, Inc.
                            Autocam Acquisition, Inc.
                        Autocam Laser Technologies, Inc.
                           Autocam International Ltd.
                     Autocam International Sales Corporation